SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934




                          Navios Maritime Holdings Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    46032U108
                                 (CUSIP Number)

                                 January 5, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
                              [ ]  Rule 13d-1(b)
                              [X]  Rule 13d-1(c)
                              [ ]  Rule 13d-1(d)






     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

                          Continued on following pages
                              (Page 1 of 29 Pages)
                              Exhibit List: Page 29

CUSIP No. 46032U108                  13G                  Page 2 of 29 Pages

----------------------------------------------------------------------------
     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                             SATELLITE FUND I, L.P.

-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY
-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                           DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           31,459
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           31,459
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           31,459
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES **
                           [ ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           0.08%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                           PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 46032U108                  13G                  Page 3 of 29 Pages

----------------------------------------------------------------------------
     (1)   NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                             SATELLITE FUND II, L.P.
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY
-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER
OWNED BY                   383,253
EACH           ___________________________________________________________
REPORTING      (7)  SOLE DISPOSITIVE POWER
PERSON WITH                0
               --------------------------------------------------------------
               (8) SHARED DISPOSITIVE POWER
                           383,253
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           383,253
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES **
                           [ ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           0.96%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                           PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 46032U108                  13G                  Page 4 of 29 Pages

----------------------------------------------------------------------------
     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                             SATELLITE FUND IV, L.P.
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY
-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER
OWNED BY                   58,491
EACH           ___________________________________________________________
REPORTING      (7)  SOLE DISPOSITIVE POWER
PERSON WITH                0
               --------------------------------------------------------------
               (8) SHARED DISPOSITIVE POWER
                           58,491
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           58,491
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES **
                           [ ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           0.15%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                           PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 46032U108                  13G                  Page 5 of 29 Pages

----------------------------------------------------------------------------
     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          SATELLITE OVERSEAS FUND, LTD.
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY
-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER
OWNED BY                   1,051,926
EACH           ___________________________________________________________
REPORTING      (7)  SOLE DISPOSITIVE POWER
PERSON WITH                0
               --------------------------------------------------------------
               (8) SHARED DISPOSITIVE POWER
                           1,051,926
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           1,051,926
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES **
                           [ ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           2.6%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                           CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 46032U108                  13G                  Page 6 of 29 Pages

----------------------------------------------------------------------------
     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           THE APOGEE FUND, LTD. (F/K/A SATELLITE OVERSEAS FUND III, LTD.)
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY
-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER
OWNED BY                   141,090
EACH           ___________________________________________________________
REPORTING      (7)  SOLE DISPOSITIVE POWER
PERSON WITH                0
               --------------------------------------------------------------
               (8)  SHARED DISPOSITIVE POWER
                           141,090
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           141,090
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES **
                           [ ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           0.35%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                           CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 46032U108                  13G                  Page 7 of 29 Pages

----------------------------------------------------------------------------
     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE OVERSEAS FUND V, LTD.
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY
-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER
OWNED BY                   102,036
EACH           ___________________________________________________________
REPORTING      (7)  SOLE DISPOSITIVE POWER
PERSON WITH                0
               --------------------------------------------------------------
               (8) SHARED DISPOSITIVE POWER
                           102,036
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           102,036
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES **
                           [ ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           0.26%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                           CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 46032U108                  13G                  Page 8 of 29 Pages

----------------------------------------------------------------------------
     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE OVERSEAS FUND VI, LTD.
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY
-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER
OWNED BY                   51,615
EACH           ___________________________________________________________
REPORTING      (7)  SOLE DISPOSITIVE POWER
PERSON WITH                0
               --------------------------------------------------------------
                8) SHARED DISPOSITIVE POWER
                           51,615
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           51,615
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES **
                           [  ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           0.13%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                           CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 46032U108                  13G                  Page 9 of 29 Pages

----------------------------------------------------------------------------
     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE OVERSEAS FUND VII, LTD.
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY
-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER
OWNED BY                   52,197
EACH           ___________________________________________________________
REPORTING      (7)  SOLE DISPOSITIVE POWER
PERSON WITH                0
               --------------------------------------------------------------
               (8) SHARED DISPOSITIVE POWER
                           52,197
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           52,197
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES **
                           [  ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           0.13%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                           CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 46032U108                  13G                  Page 10 of 29 Pages

----------------------------------------------------------------------------
     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE OVERSEAS FUND VIII, LTD.
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY
-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER
OWNED BY                   79,597
EACH           ___________________________________________________________
REPORTING      (7)  SOLE DISPOSITIVE POWER
PERSON WITH                0
               --------------------------------------------------------------
               (8) SHARED DISPOSITIVE POWER
                           79,597
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           79,597
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES **
                           [ ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           0.20%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                           CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 46032U108                  13G                  Page 11 of 29 Pages

----------------------------------------------------------------------------
     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE STRATEGIC FINANCE PARTNERS, LTD.
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY
-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER
OWNED BY                   68,855
EACH           ___________________________________________________________
REPORTING      (7)  SOLE DISPOSITIVE POWER
PERSON WITH                0
               --------------------------------------------------------------
               (8) SHARED DISPOSITIVE POWER
                           68,855
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           68,855
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES **
                           [  ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           0.17%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                           CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 46032U108                  13G                  Page 12 of 29 Pages

----------------------------------------------------------------------------
     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE ASSET MANAGEMENT, L.P.
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY
-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                           DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           2,020,519
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           2,020,519
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           2,020,519
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES **
                           [  ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           5.06%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                           PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 46032U108                  13G                  Page 13 of 29 Pages

----------------------------------------------------------------------------
     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                         SATELLITE FUND MANAGEMENT, LLC
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY
-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                           DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           2,020,519
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           2,020,519
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           2,020,519
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES**
                           [  ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           5.06%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                           OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 46032U108                  13G                  Page 14 of 29 Pages

----------------------------------------------------------------------------
     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                           SATELLITE ADVISORS, L.L.C.
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY
-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                           DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           473,203
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           473,203
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           473,203
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES**
                           [  ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           1.19%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                           OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 46032U108                  13G                  Page 15 of 29 Pages

----------------------------------------------------------------------------
Item 1(a).     NAME OF ISSUER:

               NAVIOS MARITIME HOLDINGS INC. (the "Issuer").

Item 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               67 NOTARA STREET, PIRAEUS, GREECE

Item 2(a).     NAME OF PERSON FILING:

  This statement is filed by:
  (i)    Satellite Fund I, L.P. ("Satellite I");
  (ii)   Satellite Fund II, L.P. ("Satellite II");
  (iii)  Satellite Fund IV, L.P. ("Satellite IV");
  (iv)   Satellite Overseas Fund, Ltd. ("Satellite Overseas")
  (v)    The Apogee Fund, Ltd.  (f/k/a Satellite Overseas Fund III, Ltd.)
         ("Apogee");
  (vi)   Satellite Overseas Fund V, Ltd. ("Satellite Overseas V");
  (vii)  Satellite Overseas Fund VI, Ltd. ("Satellite Overseas VI");
  (viii) Satellite Overseas Fund VII, Ltd. ("Satellite Overseas VII");
  (ix)   Satellite Overseas Fund VIII, Ltd. ("Satellite Overseas VIII");
  (x)    Satellite Strategic Finance Partners, Ltd. ("SSFP")
  (xi)   Satellite Asset Management, L.P. ("Satellite Asset Management");
  (xii)  Satellite Fund Management LLC ("Satellite Fund Management"); and
  (xiii) Satellite Advisors, L.L.C. ("Satellite Advisors").

     This statement relates to Shares (as defined herein) held by (i) Satellite I, Satellite II and Satellite IV (collectively, the "Delaware Funds") over which Satellite Advisors has discretionary trading authority, as general partner, and
(ii) Satellite Overseas, Apogee, Satellite Overseas V, Satellite Overseas VI, Satellite Overseas VII, Satellite Overseas VIII and SSFP (collectively, the "Offshore Funds" and together with the Delaware Funds, the "Satellite Funds") over which Satellite Asset Management has discretionary investment trading authority. The general partner of Satellite Asset Management is Satellite Fund Management. Satellite Fund Management and Satellite Advisors each share the same four members that make investment decisions on behalf of the Satellite Funds, and investment decisions made by such members, when necessary, are made through approval of a majority of such members.

         The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No. 46032U108                  13G                  Page 16 of 29 Pages

----------------------------------------------------------------------------

Item 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     The address of the business office of each of the Reporting Persons is 623 Fifth Avenue, 19th Floor, New York, NY 10022


Item 2(c).     CITIZENSHIP:

   1) Satellite I is a Delaware limited partnership;

   2) Satellite II is a Delaware limited partnership;

   3) Satellite IV is a Delaware limited partnership;

   4) Satellite Overseas is a Cayman Islands exempted company;

   5) Apogee is a Cayman Islands exempted company;

   6) Satellite Overseas V is a Cayman Islands exempted company;

   7) Satellite Overseas VI is a Cayman Islands exempted company;

   8) Satellite Overseas VII is a Cayman Islands exempted company;

   9) Satellite Overseas VIII is a Cayman Islands exempted company;

  10) SSFP is a Cayman Islands exempted company;

  11) Satellite Asset Management is a Delaware limited partnership;

  12) Satellite Fund Management is a Delaware limited liability company; and

  13) Satellite Advisors is a Delaware limited liability company.


Item 2(d).     TITLE OF CLASS OF SECURITIES:

                Common Stock, $0.0001 par value per share (the "Shares")

CUSIP No. 46032U108                  13G                  Page 17 of 29 Pages

----------------------------------------------------------------------------

Item     3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) or 13d-2(b) OR
            (c), CHECK WHETHER THE PERSON FILING IS A:

          (a)  [ ] Broker or dealer registered under Section 15 of the Act,

          (b)  [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the
                   Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e)  [ ] Investment Adviser in accordance with Rule 13d-1
                   (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  [x]

CUSIP No. 46032U108                  13G                  Page 18 of 29 Pages

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Item 4.   OWNERSHIP.

     The percentages used herein and in the rest of Item 4 are calculated based upon the 39,900,000 shares of Common Stock issued and outstanding as described in the Issuer's Form S-4/A filed on July 20, 2005.

         Satellite Fund I, L.P.
         --------------------------
         (a) Amount beneficially owned: 31,459

         (b) Percent of class: 0.8%

         (c) Number of shares as to which the person has:

            (i)   Sole power to vote or direct the vote                 0
            (ii)  Shared power to vote or to direct the vote       31,459
            (iii) Sole power to dispose or to direct the
                  disposition of                                        0
            (iv)  Shared power to dispose or to direct the
                  disposition of                                   31,459

         Satellite Fund II, L.P.
         --------------------------
         (a) Amount beneficially owned: 383,253

         (b) Percent of class: 0.96%

         (c) Number of shares as to which the person has:

            (i)   Sole power to vote or direct the vote                 0
            (ii)  Shared power to vote or to direct the vote      383,253
            (iii) Sole power to dispose or to direct the
                  disposition of                                        0
            (iv)  Shared power to dispose or to direct the
                  disposition of                                  383,253


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CUSIP No. 46032U108                  13G                  Page 19 of 29 Pages

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         Satellite Fund IV, L.P.
         --------------------------
         (a) Amount beneficially owned: 58,491

         (b) Percent of class: 0.15%

         (c) Number of shares as to which the person has:

            (i)   Sole power to vote or direct the vote                 0
            (ii)  Shared power to vote or to direct the vote       58,491
            (iii) Sole power to dispose or to direct the
                  disposition of                                        0
            (iv)  Shared power to dispose or to direct the
                  disposition of                                   58,491


         Satellite Overseas Fund, Ltd.
         ------------------------------
         (a) Amount beneficially owned: 1,051,926

         (b) Percent of class: 2.6%

         (c) Number of shares as to which the person has:

            (i)   Sole power to vote or direct the vote                  0
            (ii)  Shared power to vote or to direct the vote     1,051,926
            (iii) Sole power to dispose or to direct the
                  disposition of                                         0
            (iv)  Shared power to dispose or to direct the
                  disposition of                                 1,051,926


         The Apogee Fund, Ltd. (f/k/a Satellite Overseas Fund III, Ltd.)
          ------------------------------
         (a) Amount beneficially owned: 141,090

         (b) Percent of class: 0.35%

         (c) Number of shares as to which the person has:

            (i)   Sole power to vote or direct the vote                  0
            (ii)  Shared power to vote or to direct the vote       141,090
            (iii) Sole power to dispose or to direct the
                  disposition of                                         0
            (iv)  Shared power to dispose or to direct the
                  disposition of                                   141,090


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CUSIP No. 46032U108                  13G                  Page 20 of 29 Pages

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          Satellite Overseas Fund V, Ltd.
          ------------------------------
         (a) Amount beneficially owned: 102,036

         (b) Percent of class: 0.26%

         (c) Number of shares as to which the person has:

            (i)   Sole power to vote or direct the vote                 0
            (ii)  Shared power to vote or to direct the vote      102,036
            (iii) Sole power to dispose or to direct the
                  disposition of                                         0
            (iv)  Shared power to dispose or to direct the
                  disposition of                                   102,036

          Satellite Overseas Fund VI, Ltd.
          ------------------------------
         (a) Amount beneficially owned: 51,615

         (b) Percent of class: 0.13%

         (c) Number of shares as to which the person has:

            (i)   Sole power to vote or direct the vote                  0
            (ii)  Shared power to vote or to direct the vote        51,615
            (iii) Sole power to dispose or to direct the
                  disposition of                                         0
            (iv)  Shared power to dispose or to direct the
                  disposition of                                    51,615

          Satellite Overseas Fund VII, Ltd.
          ------------------------------
         (a) Amount beneficially owned: 52,197

         (b) Percent of class: 0.13%

         (c) Number of shares as to which the person has:

            (i)   Sole power to vote or direct the vote                  0
            (ii)  Shared power to vote or to direct the vote        52,197
            (iii) Sole power to dispose or to direct the
                  disposition of                                         0
            (iv)  Shared power to dispose or to direct the
                  disposition of                                    52,197


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CUSIP No. 46032U108                  13G                  Page 21 of 29 Pages

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          Satellite Overseas Fund VIII, Ltd.
          ------------------------------
         (a) Amount beneficially owned: 79,597

         (b) Percent of class: 0.20%

         (c) Number of shares as to which the person has:

            (i)   Sole power to vote or direct the vote                  0
            (ii)  Shared power to vote or to direct the vote        79,597
            (iii) Sole power to dispose or to direct the
                  disposition of                                         0
            (iv)  Shared power to dispose or to direct the
                  disposition of                                    79,597

          Satellite Strategic Finance Partners, Ltd.
          ------------------------------
         (a) Amount beneficially owned: 68,855

         (b) Percent of class: 0.17%

         (c) Number of shares as to which the person has:

            (i)   Sole power to vote or direct the vote                  0
            (ii)  Shared power to vote or to direct the vote        68,855
            (iii) Sole power to dispose or to direct the
                  disposition of                                         0
            (iv)  Shared power to dispose or to direct the
                  disposition of                                    68,855


         Satellite Asset Management, L.P.
         ---------------------------------
         (a) Amount beneficially owned: 2,020,519

         (b) Percent of class: 5.06%

         (c) Number of shares as to which the person has:

            (i)   Sole power to vote or direct the vote                  0
            (ii)  Shared power to vote or to direct the vote     2,020,519
            (iii) Sole power to dispose or to direct the
                  disposition of                                         0
            (iv)  Shared power to dispose or to direct the
                  disposition of                                 2,020,519

CUSIP No. 46032U108                  13G                  Page 22 of 29 Pages

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         Satellite Fund Management, LLC
         --------------------------
         (a) Amount beneficially owned: 2,020,519

         (b) Percent of class: 5.06%

         (c) Number of shares as to which the person has:

            (i)   Sole power to vote or direct the vote                 0
            (ii)  Shared power to vote or to direct the vote     2,020,519
            (iii) Sole power to dispose or to direct the
                  disposition of                                         0
            (iv)  Shared power to dispose or to direct the
                  disposition of                                 2,020,519


      Satellite Advisors, L.L.C.
         --------------------------
         (a) Amount beneficially owned: 473,203

         (b) Percent of class: 1.19%

         (c) Number of shares as to which the person has:

            (i)   Sole power to vote or direct the vote                  0
            (ii)  Shared power to vote or to direct the vote       473,203
            (iii) Sole power to dispose or to direct the
                  disposition of                                         0
            (iv)  Shared power to dispose or to direct the
                  disposition of                                   473,203



             Satellite  Asset  Management,   Satellite  Fund  Management  and
Satellite Advisors expressly declare that this filing shall not be construed as an admission that each is, for the purposes of sections 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this filing.

Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN 5% OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [ ]

Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            The investment manager of Offshore Funds and the general partner of the Delaware Funds each have the power to direct the receipt of dividends from, or proceeds from the sale of, the securities held for the accounts of their respective funds.

CUSIP No. 46032U108                  13G                  Page 23 of 29 Pages

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Item 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
            ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
            HOLDING COMPANY.

            This Item 7 is not applicable.


Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            This Item 8 is not applicable.


Item 9.     NOTICE OF DISSOLUTION OF GROUP.

            This Item 9 is not applicable.


Item 10.    CERTIFICATION.

             Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 46032U108                  13G                  Page 24 of 29 Pages

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                                         SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  September 12, 2005          SATELLITE FUND I, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  September 12, 2005          SATELLITE FUND II, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  September 12, 2005          SATELLITE FUND IV, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  September 12, 2005          SATELLITE OVERSEAS FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

CUSIP No. 46032U108                  13G                  Page 25 of 29 Pages

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DATED:  September 12, 2005          THE APOGEE FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  September 12, 2005          SATELLITE OVERSEAS FUND V, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

DATED:  September 12, 2005          SATELLITE OVERSEAS FUND VI, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

DATED:  September 12, 2005          SATELLITE OVERSEAS FUND VII, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  September 12, 2005          SATELLITE OVERSEAS FUND VIII, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

CUSIP No. 46032U108                  13G                  Page 26 of 29 Pages

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DATED:  September 12, 2005          SATELLITE STRATEGIC FINANCE PARTNERS, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  September 12, 2005           SATELLITE ASSET MANAGEMENT, L.P.


                                   By:  /s/ Simon Raykher
                                        ------------------------
                                         Name:  Simon Raykher
                                         Title: General Counsel


DATED:  September 12, 2005           SATELLITE FUND MANAGEMENT LLC

                                   By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact


DATED:  September 12, 2005           SATELLITE ADVISORS, L.L.C.

                                   By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact

CUSIP No. 46032U108                  13G                  Page 27 of 29 Pages

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                                    EXHIBIT A

                             JOINT FILING AGREEMENT


          The undersigned hereby agree that this statement on Schedule 13G with respect to the Common Stock of Navios Maritime Holdings Inc., dated as of September 12, 2005, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.


DATED:  September 12, 2005          SATELLITE FUND I, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  September 12, 2005          SATELLITE FUND II, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  September 12, 2005          SATELLITE FUND IV, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact

CUSIP No. 46032U108                  13G                  Page 28 of 29 Pages

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DATED:  September 12, 2005          SATELLITE OVERSEAS FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

DATED:  September 12, 2005          THE APOGEE FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  September 12, 2005          SATELLITE OVERSEAS FUND V, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

DATED:  September 12, 2005          SATELLITE OVERSEAS FUND VI, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

DATED:  September 12, 2005          SATELLITE OVERSEAS FUND VII, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

CUSIP No. 46032U108                  13G                  Page 29 of 29 Pages

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DATED:  September 12, 2005          SATELLITE OVERSEAS FUND VIII, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  September 12, 2005          SATELLITE STRATEGIC FINANCE PARTNERS, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  September 12, 2005           SATELLITE ASSET MANAGEMENT, L.P.


                                   By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: General Counsel


DATED:  September 12, 2005           SATELLITE FUND MANAGEMENT LLC

                                   By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact


DATED:  September 12, 2005           SATELLITE ADVISORS, L.L.C.

                                   By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact